Exhibit 99.2

Ecosphere Technologies, Inc.

Unaudited Pro Forma Condensed Statement of Operations

Year Ended December 31, 2012

		(Unaudited)
		Pro Forma		(Unaudited)
	As Reported	Adjustments		Pro Forma

Revenues	$31,132,298	$(10,788,031)	1	$20,344,267
Costs and expenses	29,967,088	(6,995,433)	1	22,971,655
Income (loss) from operations	1,165,210	(3,792,598)	1	(2,627,388)
Allocation of income from unconsolidated investee	—	1,481,817	2	1,481,817
Other expense, net	(111,143)	2,126	1	(109,017)
Net income	$1,054,067	$(2,308,655)		$(1,254,588)

Net income applicable to Ecosphere Technologies, Inc. common stock	$136,200	$(1,390,788)		$(1,254,588)

Net income per common share applicable to common stock - basic	$0.00	$(0.01)		$(0.01)

Net income per common share applicable to common stock - diluted	$0.00	$(0.01)		$(0.01)

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1 Pro forma deconsolidation of EES revenues and costs

2 Pro forma allocation of income from EES using Equity Method